Free Writing Prospectus

Filed Pursuant to Rule 433 of the Securities Act of 1933

Registration No. 333-216694

April 18, 2018

1 Investor Presentation April 2018 Imperial Garden & Resort, Inc.

2 Forward - Looking Statements This presentation includes statements that are, or may be deemed, "forward - looking statements." In some cases these forward - look ing statements can be identified by the use of forward - looking terminology, including the terms "believes," "estimates," "anticipates," expects," " plans," intends," "may," "could," "might," "will," "should," "approximately," "potential," or in each case, their negative or other variations thereon or comparable terminology, although not all forward - looking statements contain these words. They appear in a number of places throughout this presentation and include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other thi ngs, the hospitality markets in Taiwan and the great Asia Pacific region, the prospects of our resort business and the costs associated with const ruc ting and maintaining such resort as stated herein. By their nature, forward - looking statements involve risks and uncertainties because they relate to events, competitive dynamics, and regulatory developments and depend on the economic circumstances that may or may not occur in the future or may occur on longer or short er timelines than anticipated. Although we believe that we have a reasonable basis for each forward - looking statement contained in this presentati on, we caution you that forward - looking statements are not guarantees of future performance and that our actual results of operation, financial con dition and liquidity, and the development of the industry in which we operate may differ materially from the forward - looking statements contained in this presentation as a result of, among other factors, the factors referenced in the "Risk Factors" section of the prospectus contained in the Amend men t No. 8 to our Registration Statement of Form F - 1 filed with the Securities and Exchanged Commission on February 23, 2018, as amended by a post - effective amendment dated April 9, 2018, for our proposed initial public offering (the "Registration Statement"). In addition, even if our results of operation, financial condition and liquidity, and the development of the industry in which we operate are consistent with the forward - looki ng statements contained in this presentation, they may not be predictive of results or developments in future periods. Any forward - looking statement tha t we make in this presentation speaks only as of the date of such statement, and we undertake no obligation to update such statements to reflec t e vents or circumstances after the date of this presentation. You should read carefully the factors described in the "Risk Factors" section of the prospectus contained in the Registration St atement to better understand the risks and uncertainties inherent in our business and any forward - looking statements.

3 Free Writing Prospectus Statement This presentation highlights basic information about us and the offering. Because it is a summary, it does not contain all of the information that you should consider before investing. We have filed a Registration Statement (including a prospectus) with the SEC for the offering to which this presentation relates. The Registration Statement became effective at 4:15 P.M. EST on March 12, 2018. Before you invest, you should read the prospectus in the Registration Statement (including the risk factors described therein) and other documents we have filed with the SEC for more complete information about us and the offering. You may get these documents for free by visiting EDGAR on the SEC Web site at http://www.sec.gov. The preliminary prospectus, dated February 23, 2018, is available on SEC Website at https://www.sec.gov/Archives/edgar/data/1688470/000114420418010512/tv486922_f - 1a.htm . We filed a post - effective amendment with the SEC on April 9, 2018 to include our financial statements for the years ended December 31, 2017 and 2016 and update relevant disclosure. Alternatively, we or any selling agent participating in the offering will arrange to send you the prospectus if you contact Network 1 Financial Securities, Inc., 2 Bridge Ave, Suite #241, Red Bank, NJ 07701, Attention: Steven Sun, Executive Director, Investment Banking or email jsun@netw1.com or by calling +1 (800) - 886 - 7007.

4 Table of Content 1 2 3 4 5 6 IPO Summary Company Introduction Business Overview Industry Analysis Financials Investment Highlights

5 IPO Summary Issuer Imperial Garden and Resort, Inc . Security being offered by the Company Ordinary shares Proposed Ticker NasdaqGM : MNSI Pre - IPO Shares Outstanding 40 . 9 M Number of Shares Offered by the Company 3 M ~ 10 M Post - IPO Shares Outstanding 43 . 9 M ~ 50 . 9 M Offering Price per Share $ 5 . 00 Gross Proceeds to the Company $ 15 . 0 M ~ $ 50 . 0 M Post - IPO Valuation $ 220 M ~ $ 255 M Use of Proceeds (i) $1.2M for Lakeshore Garden in the Golf Course (ii) $2.4M for Hot Spring Garden (iii) $3.8M for Land Luge (iv) $1.5M for Natural Hot Spring (v) $0.2M for Camping Facilities (vi) $3.7 ~ $5.9M for Tea Tree Oil Serum Massage (vii) $0 ~ $5.4M for Golf Course Clubhouse (viii) $0 ~ $0.3M for Japanese Styled Pavilion (ix) $0 ~ $2.7M for Event Venue for Conference and Weddings (x) $0 ~ $3.5M for Shopping and Entertainment Village (xi) $0 ~ $20M for One Hotel and Affiliated Facilities Selling Agent Network 1 Financial Securities, Inc . Estimated Offering Closing Q 2 2018

6 IPO Service Providers Underwriter Issuer Counsel Auditor Underwriter Counsel

7 Company Overview Our Business • Incorporated in the BVI on 9/23/2016 • O wns and operates a golf course known as the Royal Country Club since 1988 • L ocated in Miaoli, Taiwan with 485 acres of land, of which 295 acres is currently used as a golf course • The Royal Country Club is designed by Robert T. Jones Jr., and has a renovated 18 - hole golf course, golf shop, snack bar and locker rooms Our Strategy • P lan to shift our business emphasis from the existing golf - centered model to a tourism - focused model • U pon the completion of Phase I, we will be able to attract a broader range of visitors to our resort. Phase I construction includes: • Construction of a premium hotel that will feature a full service hot spring spa and outdoor swimming pools • A courtyard garden and a river view that will house water falls • Additional amenities including restaurants and bars • T arget both domestic and international visitors Mission We seek to provide premium services to customers in the hospitality and entertainment businesses. Building on our current golf operation, we intend to expand our services to include leisure vacations, business travel, retail and dining segments. Our goal is to operate one of the largest resorts in Taiwan.

8 Corporate Structure Oct. 16, 2016 A ll shareholders of Huang Jia exchanged all their shares in Huang Jia for ordinary shares of the Company pursuant to a Share Exchange Agreement Sep. 23, 2016 Imperial Garden and Resort, Inc. (the “Company”), BVI company was established Mar. 3, 2015 Huang Jia Country Club and Recreation Inc. ("Huang Jia"), was incorporated in the Republic of Seychelles Jun. 27, 2001 Ta - Teh - Fu Co., Ltd. (Ta - Teh - Fu) , a 100% owned subsidiary , a Taiwan ROC company was established May 30, 1988 Yao - Teh International Recreation Co., Ltd. (Yao - Te h ) , 99.6% owned subsidiary, a Taiwan ROC company was established Imperial Garden & Resort (BVI) Huang Jia Country Club and Recreation Inc. (Seychelles) Yao - Teh (Taiwan) Ta - Teh - Fu (Taiwan) 100% 100% 99.6%

9 Management ▪ Founder, Chairman and CEO since 1998 ▪ Chairman of Yao - Teh International Development Co., Ltd. since 1993 ▪ Director of San Lotus Holding Inc. from May 2013 to Mar. 2015 ▪ M.S.degree in Engineering from Middle East Technical University in Turkey Fun - Ming Lo Founder, Chairman and CEO ▪ Accountant for Yao - Teh International Development Co., Ltd. since May 1979 ▪ High School Diploma from Yu Da High School of Commerce and Home Economics Yu - Wen Keng Principal Accounting Officer ▪ Chairman of the Golf Association of the Republic of China since Oct. 2009 ▪ President of Yao - Teh International Development Co., Ltd. since 1989 ▪ Bachelor of Business Administration from National Cheng Kung University Young - Yi Hsiao CFO ▪ President of Nan Fan Ltd. ▪ Vice president of Ta Chuang Business Management Consulting Ltd. Co. ▪ Chairman of Infinity (Int’l) Travel Holdings Inc. ▪ B.S. degree in engineering from Vanung University in Taiwan Ta - Chih Kuo Director

10 Independent Directors Wei - Yuan Teng Independent Director • Member of the Compensation Committee and Audit Committee • Vice chairman of Ta - Teh - Fu • Chairman of Xia Peng Construction Ltd. Co. • Senior high school diploma from National Dajia Industrial Senior High School in Taiwan Jung - Shium Wan Independent Director • Member of the Audit Committee • Member of Taiwan CPA Association since 1994 • Member of Texas State Board of Public Accountancy since 1993 • B.A. degree in Economics at National Taipei University; MBA degree from Eastern New Mexico University Yangru Wu Independent Director • Member of the Compensation Committee and Audit Committee • Professor of Finance and Director of the Quantitative Finance Master Program at the Business School - Newark & New Brunswick of Rutgers University • Ph.D. degree from Ohio State University; master degree from University of Delaware; bachelor of science from Guangdong Ocean University

11 $1,213 $1,279 $1,545 $(820) $(507) $(297) 2015 2016 2017 US Dollars (Thousand) Revenue Gross Profit (Loss) Business Overview – Golf Business Revenue and Gross Profit (Loss) $ in Thousand • The Royal Country Club is a 295 acre 18 - hole golf course with a snack bar for Hakka food and other amenities (lockers, shower rooms , and a retail store) that was designed by a world renowned golf architect, Robert T. Jones Jr. • Established scenic golf course and country club accommodating up to 1,300 players per day since 1998

12 Expansion Plan We anticipate completing Phase I and Phase II construction as indicated below, assuming we can raise $ 200 Million: Our target customer base includes golfers, corporate executives, business professionals, and families. Complete Phase I by the fourth quarter of 2019 Complete Phase II before the fourth quarter of 2021 Launch the resort with full function by the end of 2021 Phase I • Hotel with full service hot spring, spa facilities, courtyard gardens and pools Phase II • Second hotel with a full service hot spring, spa, a multi - purpose event center, a shopping and dining village and other venues for recreational purposes

13 Phase I Expansion Site Plan of the Property Phase I Expansion The mockup of the natural hot spring spa that is planned to be built in Phase I

14 Phase II Expansion The Design of the Shopping and Entertainment Village Site Bird’s Eye View when Phase II is completed Illustration of the Designs of Hotel Rooms

15 Growth Strategy 1 Expand C lientele • U ndergo a marketing effort to promote our amenities • F ocus on marketing to customers of different demographic 2 Increase Sources of Revenue • H otel rooms, spa, conference centers and wedding venues • N ature park admission fees • F loral garden admission fees • Di ning service at the restaurants and bars 3 Form Strategic Partnerships • D evelop strategic partnerships on a selective basis • Potential partnership with established entertainment and hospitality companies that have indicated interest in jointly developing the resort 4 Leverage Relationships & Continue Innovations • Leverage our development expertise, existing platform, business model and our access to international strategic partners • Utilize our in - house expertise to develop innovations in resort entertainment activities and amenities

16 Competition

17 Competitive Strength – Golf Business S cenic G olf C ourse and Country Club • C ompleted significant renovation of our 18 - hole golf course , which is designed by Robert T. Jones Jr. a world renowned golf architect • The golf course offers a challenging golf experience with scenic views Brand E ffect • We believe the Royal Country Club brand name will add value to the Royal Country Club Spa & Resort Hakka Cultural Experience • Miaoli is predominately influenced by Hakka culture • Locational advantage • P articipat e in Hakka holiday ceremonies • Visiting traditional Hakka sites while enjoying the stay at the resort Experienced Management • Our senior management team has an average of approximately 20 years of experience in construction, real estate development and golf management . The team specializes in operating complex and themed golf courses

Competitive Strength – Resort Business

Imperial Garden & Resort

Hot Spring

- Resort with golf course and natural underground hot spring

Convenient Access

- We have convenient access to Zhongshan high-way, high speed rail, Taiwan Taoyuan International airport (TPE) and other public transportation

Strategic Partner

- We have engaged with InterContinental Hotels Group (IHG) as strategic partner, which is a renowned international hospitality management company
- IHG's extensive experience in resort and hotel management will provide superior services

Favorable Trends

- The recent vacation trend aligns with our core value on "quality first"
- Mainland Chinese tourists:
  - Shift away from traveling with tourist group towards self planned vacation
  - Focus on overall quality and authentic experiences in the city

First Mover Advantage

- We will be the first few resorts that offers the full package of – golf course, natural hot spring, spa, nature parks, clubhouses, and retail facilities in Taiwan

Leisure Resort

- We will build an exclusive resort that focuses on nature preservation in Miaoli

Largest Golf Club in a Garden

Upon completion of Phase II, we believe that we will be the largest golf club in a garden in Taiwan.

19 Income Statement Income Statement (US$ thousands, except per share data) 2015 2016 2017 Net revenues 1,213 1,279 1,545 Cost of revenues 2,034 1,785 1,842 Gross profit (loss) (821) (506) (297) Selling, general and administrative expenses 623 984 11,140 Loss from operations (1,444) (1,490) (11,437) Interest income 2 2 0 Interest expense (1,893) (1,862) (75) Other income - leasing 44 47 22 Gain from debt restructuring - - 33,539 Loss from litigation settlement (473) - - Total other income (expenses) (2,320) (1,813) 33,487 Loss before income taxes provision (3,764) (3,303) 22,050 Income tax provisions - - - Net loss (3,764) (3,303) 22,050 Foreign currency translation adjustment 2,452 (708) (1,345) Total comprehensive loss (1,311) (4,000) 20,576 Earnings (loss) per share – basic - (0.13) 0.63 Earnings (loss) per share – diluted - (0.13) 0.63

20 Balance Sheet Balance Sheet (US$ thousands) 12/31 2015 12/31 2016 12/31 2017 Cash and cash equivalents 98 27 37 Other receivable 975 901 892 Prepaid expenses and other current assets 43 42 3 Total current assets 1,116 970 932 Land held for sale and investment 1,731 1,752 1,915 PPE, net 60,197 60,180 64,947 Total assets 63,044 62,902 $67,794 Line of credit 1,950 1,803 $1,785 Current portion of long - term bank loan 1,663 774 707 Accounts payable - - 14 Accrued expenses and other current liabilities 26,003 28,225 401 Current portion of deferred revenue 249 252 275 Due to shareholders 44,613 46,045 886 Due to related parties 2,311 3,551 4,534 Total current liabilities 76,788 80,649 8,602 Long - term bank loan 3,023 2,757 2,423 Notes payable 10,242 10,365 5,179 Accrued interest - noncurrent - - 2,332 Deferred revenue 7,213 7,048 7,429 Memebership deposits 31,352 31,729 34,684 Total non - current liabilites 51,831 51,900 52,047 Total liabilities 128,619 132,549 60,649 Common stock - 307 409 Paid - in capital 934 - Additional paid - in capital - 592 56,598 Accumulated deficit (71,037) (74,087) (52,167) Accumulated other comprehensive income 4,527 3,819 2,474 Total stockholders' deficit (65,575) (69,370) 7,315 Noncontrolling interest - (277) (170) Total stockholders' deficit (65,575) (69,647) 7,145 Total liabilities and stockholders' equity 63,044 62,902 67,794

21 Statement of Cash Flows Statement of Cash Flows (US$ thousands) 2015 2016 2017 Net income (loss) (3,764) (3,303) 22,050 Depreciation expense 858 834 896 Share - based compensation - - 10,064 Gain from debt restructuring - - (33,539) Change in other receivable 87 86 91 Change in prepaid expenses and other current assets (38) 2 42 Change in account payable (73) - 14 Change in accrued expense and other current liabilities 2,040 1,920 12 Change in deferred revenue (257) (253) (268) Change in due to shareholders 1,169 898 866 Net cash provided by (used in) operating activities 23 183 228 Purchase of fixed assets (75) (89) (80) Net cash provided by (used in) investing activities (75) (89) (80) Repayment of bank loans (1,359) (1,390) (893) Proceeds from loan from affiliates 1,185 1,218 637 Proceeds from loan from third - parties - - 115 Net cash used in financing activities (174) (171) (141) Exchange rate change on cash and cash equivalents (5) 6 3 Net change in cash and cash equivalents (230) (71) 10 Cash and cash equivalents - BoP 328 98 27 Cash and cash equivalents - EoP 98 27 37

22 Investment Highlights 1 485 acres of land with scenic mountain view and underground hot springs in Miaoli county; Close to major cities (Taipei, Hsinchu) with convenient access by Zhongshan Highway, high - speed rail and other public transportation. Phase I (4Q19): construction of a hotel with hot spring spas inside, courtyard gardens and pools; Phase II (4Q21): construction of 2nd hotel with hot spring spas, a multi - purpose event center, a shopping and dining village and other venues. Favorable industry trend, benefiting from increasing visitors from mainland China with its emerging middle class. Well established 18 - hole golf course and country club with golf shop, snack bar and locker rooms. Recognized "Royal Country Club" brand; well established member base since 1988; experienced management team and motivated staff. 2 3 4

23 Company Contact Kevin Kuo yaotehco@imperialgardenhotel.com + 886 911 351 072 Underwriter Steven Sun jsun@netw1.com +1 973 204 9757